Exhibit 10.1

EMPLOYMENT AGREEMENT

                       This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of December 31, 2003, between THE CHEESECAKE FACTORY INCORPORATED (the “Company”) and DAVID M. OVERTON (the “Employee”).

                       WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has approved and authorized the entry into this Agreement with the Employee; and

                       WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Employee with the Company.

                       NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

          1.          Employment.  The Employee is employed as Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”).  In this capacity, the Employee shall have such duties and responsibilities as may be designated to him by the Board from time to time that are not inconsistent with the Employee’s position as Chief Executive Officer.  The Employee shall devote substantially all his time, attention and energies to the business and affairs of the Company and the subsidiaries.  The Company acknowledges that the Employee is a member of the Board and that such membership constitutes an integral part of the Employee’s duties hereunder.

          2.          Term.  The “initial term” of this Agreement shall be for the period of five fiscal years of the Company commencing as of December 31, 2003 and ending on the last day of the Company’s fifth fiscal year; provided, however, that on such date, and on each of the last day of the Company’s fiscal year thereafter, the term of this Agreement shall automatically be extended for one additional fiscal year of the Company unless, not later than 90 days prior to such applicable date, the Company or the Employee shall give notice not to extend this Agreement.  The “Term of this Agreement” or “Term” shall mean, for purposes of this Agreement, both the “initial term” and subsequent extensions, if any.

          3.          Salary and Bonus.  Subject to the further provisions of this Agreement, the Company shall pay the Employee a salary at an initial annual rate equal to $550,000.  The annual rate shall be increased by $82,000 on December 29, 2004 and $50,000 on each of the first days of the Company’s fiscal years thereafter during the Term so that the Company will pay the Employee at an annual rate of $632,000, $682,000, $732,000, and $782,000 during the second, third, fourth and fifth fiscal years of the Company.  The Employee’s salary may be increased at such times, if any, and in such amounts as determined by the Compensation Committee in its discretion.  Any increase in salary shall not serve to limit or reduce any other obligation of the Company hereunder and, after any increase, the annual rate shall not be reduced.  Such salary shall be payable by the Company to the Employee not less frequently than monthly.  Participation in deferred compensation, discretionary or performance bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the annual rate.

          4.          Bonus.  While employed full-time by the Company pursuant to this Agreement, the Employee shall be eligible to be a participant in the Company’s Annual Performance Incentive Plan and to receive a discretionary bonus and/or a performance achievement bonus subject to the terms, conditions and limitations of such plan.  The Compensation Committee shall establish in its discretion a percentage of base salary that may be awarded as an award under the plan as a result of achievement of a performance incentive target which percentage shall be up to the greater of: (i) 80% of the Employee’s base salary as defined in the plan; or (ii) the maximum percentage permitted by the plan.

          5.          Participation in Employee Benefit Plans.  While employed full-time by the Company pursuant to this Agreement, the Employee shall be entitled to participate equitably with other executive officers in any plan of the Company relating to pension, thrift, profit sharing, life insurance, medical coverage, education, or other retirement or employee benefits that the Company has adopted or may adopt for the benefit of its executive officers.

          6.          Stock Option Plans.  While employed by the Company full-time pursuant to this Agreement, the Employee shall be eligible for future grants of options to purchase the Company’s common stock under the Company’s stock option plans.  All such grants and the terms and conditions thereof shall be in the discretion of the Compensation Committee; provided, however, that the Company shall grant options to purchase not less than 100,000 shares of the Company’s common stock in each fiscal year of the Company during the Term of this Agreement commencing on December 29, 2004.  All such options shall be subject to the terms and conditions of the plan pursuant to which the options are granted and shall be conditioned upon the Employee’s execution of an agreement with the Company in a form specified by the Compensation Committee or other administrator of the plan.  If on the later of the Date of Termination (as hereinafter defined) or the termination of consulting services, any installment of such options are not then exercisable and the Employee’s employment is not terminated for Cause (as hereinafter defined), such installment shall become immediately exercisable subject to expiration or termination as set forth in the plan and of any option agreement.  Unless otherwise provided in the plan, options shall continue to vest during any period in which the Employee provides consulting services pursuant to this Agreement.

          7.          Fringe Benefits.  While employed full-time by the Company pursuant to this Agreement, the Employee shall be entitled to receive all other fringe benefits, which are now or may be provided to the Company’s executive officers.  To the extent that the level of any such benefits is based upon seniority or compensation levels, the Company shall make an appropriate and proportionate adjustment to the Employee’s benefits.

          8.          Vacations. While employed full-time by the Company pursuant to this Agreement, the Employee shall be entitled to an annual paid vacation in accordance with the Company’s general administrative policy.

          9.          Business Expenses.  While employed full-time by the Company pursuant to this Agreement, the Employee shall be entitled to incur and be reimbursed for all reasonable business expenses.  The Company agrees that it will reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies.  Reimbursement shall be made within a reasonable period after the Employee’s submission of an itemized account.

          10.        Insurance.  While employed by the Company full-time pursuant to this Agreement, the Employee shall be entitled to disability income insurance coverage for his benefit, in the amount made available to the Company’s other executive officers, with all premiums to be paid by the Company.

          11.        Indemnity.  The Company shall indemnify and hold the Employee harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Employee on behalf of or in the course of performing services for the Company to the same extent the Company indemnifies and holds harmless other executive officers and directors of the Company and in accordance with the Company’s certificate of incorporation, bylaws and established policies.  While employed by the Company pursuant to this Agreement, the Company agrees to seek to maintain director and officer liability insurance.  The Company agrees to seek to maintain such insurance for a period of at least 36 months following the Date of Termination (as hereinafter defined).  In the event that the Company does not maintain a director and officer liability policy covering former directors and officers during such 36-month period, the Company agrees to seek to obtain and maintain “tail” coverage for director and officer liability with respect to former directors and officers for a period of up to 36 months after the Date of Termination.

          12.        Certain Terms Defined.  For purposes of this Agreement:

                       (a)          The Employee shall be deemed to be “Permanently Disabled” if a physical or mental condition occurs and persists which, in the written opinion of a licensed physician selected by the Compensation Committee in good faith, has rendered the Employee unable to perform the Employee’s duties hereunder for a period of 90 days or more and, in the written opinion of such physician, the condition will continue for an indefinite period of not less than an additional 90-day period, rendering the Employee unable to return to the Employee’s duties.

                       (b)          “Affiliate” means any corporation affiliated with any Person whose actions result in a Change of Control (or which, as a result of the completion of the transactions causing a Change of Control shall become affiliated) within the meaning of the Code.

                       (c)          “Base Salary” means, as of any date of termination of employment, the highest annual base salary of the Employee in any of the last three fiscal years preceding such date of termination of employment.

                       (d)          “Beneficial Owner” shall have the meaning given to such term in the Exchange Act and the rules and regulations thereunder.

                       (e)          “Cause” means termination upon:  (1) the willful failure by the Employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him by the Board, which demand specifically identifies the manner in which the Board believes that he has not substantially performed his duties; (2) the Employee’s willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (3) the Employee’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.  No act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by him in bad faith and done or omitted to be done without the reasonable belief that his action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a meeting of such members (after reasonable notice to him and an opportunity for him, together with his counsel, to be heard before such members of the Board), finding that he has engaged in the conduct set forth above in this subsection (e) and specifying the particulars thereof in detail.

                       (f)          A “Change of Control” occurs if:

            (i)          any Person (other than the Employee) or that Person’s Affiliate is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 33 1/3% of more of the combined voting power of the Company’s then outstanding voting securities (“Voting Securities”); or

(ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than:

                          (I)         a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

                          (II)          a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 33 1/3% of the combined voting power of the Company’s then outstanding Voting Securities; or

                          (III)         a merger or consolidation which would result in the directors of the Company (who were directors immediately prior thereto) continuing to constitute at least 50% of all directors of the surviving entity after such merger or consolidation.  In this paragraph (ii), “surviving entity” shall mean only an entity in which all the Company’s stockholders immediately before such merger or consolidation (determined without taking into account any stockholders properly exercising appraisal or similar rights) become stockholders by the terms of such merger or consolidation, and the phrase “directors of the Company (who were directors immediately prior thereto)” shall include only individuals who were directors of the Company at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation.

(iii) the stockholders of the Company approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company’s assets; or

            (iv)        during any period of 24 consecutive months, individuals, who at the beginning of such period constitute the Board of Directors of the Company, and any new director whose election by the Board of Directors, or whose nomination for election by the Company’s stockholders, was approved by a vote of at least one-half (½) of the directors then in office (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board of Directors;

                       (g)         “Code” means the Internal Revenue Code of 1986, as amended.

                       (h)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                       (i)          “Person” is given the meaning as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that unless this Agreement provides to the contrary, the term shall not include the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          13.        Termination.

                       (a)         Death or Disability.  This Agreement shall terminate automatically upon the Employee’s death or Permanent Disability.

                       (b)         Cause.  The Company may terminate the Employee for Cause.

                       (c)         Change of Control.  The Employee may terminate this Agreement at any time within 18 months after a Change of Control.

                       (d)         Notice of Termination.  Any termination of the Employee’s employment by the Company for Cause or following a Change of Control shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 21.  Any termination by the Company due to Permanent Disability shall be communicated by giving written notice of its intention to terminate the Employee’s employment, and his employment shall terminate after receipt of such notice (“Disability Effective Date”).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) except in the event of a termination following a Change of Control, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).

                       (e)         Date of Termination.  “Date of Termination” means the date the Notice of Termination is given (as set forth in Section 22 below) or any later date specified therein (but not more than 60 days after the giving of the Notice of Termination), as the case may be; provided that (i) if the Employee’s employment is terminated by the Company for Cause, the Date of Termination is the date on which the Company gives notice to the Employee of such termination; (ii) if the Employee’s employment is terminated due to Permanent Disability, the Date of Termination is the Disability Effective Date; and (iii) if the Employee’s employment is terminated due to the Employee’s death, the Date of Termination shall be the date of death.

          14.        Certain Benefits Upon Termination.

                       (a)         Except for a termination for Cause or a voluntary resignation by the Employee other than for a “good reason,” if the Employee’s employment by the Company is terminated for any reason (including by reason of death or Permanent Disability) and Section 14(b) is inapplicable to such termination, then the Company shall pay the Employee a lump sum severance payment (the “Severance Payment”) equal to three times the Employee’s Base Salary.  For purposes of this Section 14(a), a “good reason” shall mean any of the following: (i) a reduction of the Employee’s base salary as in effect on the date hereof or as increased pursuant to Section 3; (ii) a relocation of the Company’s principal executive offices to a location that is more than 50 miles from the location of the Company’s offices specified in Section 22 of this Agreement that was not recommended by the Employee to the Board of Directors; or (iii) any material breach by the Company of this Agreement.

                       (b)         If within 18 months after a Change of Control of the Company, the Employee gives notice of termination of employment for any reason, gives notice of nonrenewal, or the Employee otherwise terminates employment (other than due to the Employee’s death or Permanent Disability) or is terminated by the Company without Cause, (i) the Company shall pay to the Employee a Severance Payment in cash equal to the greater of $2,000,000 or three times the Employee’s Base Salary, (ii) for 36 months (the “Continuation Period”) the Company shall at its expense continue on behalf of the Employee and his dependents and beneficiaries, the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Employee at any time during the 90-day period prior to the date of termination or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Company during the continuation period.  The coverage and benefits (including deductibles and costs) provided in this Section 14(b) during the Continuation Period shall be no less favorable to the Employee and his dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above.  The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Employee than the coverages and benefits required to be provided hereunder.  This Section 14(b) shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including without limitation, retiree medical and life insurance benefits.

                       (c)         In the event either (a) or (b) above occurs, (i) in addition to the Severance Payment provided therein, the Company shall pay all accrued but unpaid salary and amounts due under the Company’s Performance Incentive Plan or any other bonus or incentive plan then in effect, and all accrued but unpaid or unused vacation, sick pay and expense reimbursement benefit, and (ii) all other benefits shall vest (unless a plan specifically provides vesting standards in which event the plan’s terms and conditions shall govern vesting).

                       (d)         In the event that the Employee’s employment terminates by reason of the Employee’s death, all benefits provided in this Section 14 shall be paid to the Employee’s estate or as the Employee’s executor shall direct, but payment may be deferred until the Employee’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in the Employee’s jurisdiction of residence at the time of the Employee’s death.

                       (e)         Subject to Section 21, the Company shall make all cash payments to which the Employee is entitled hereunder within the 30 days following the date of termination of the Employee’s employment or earlier, if required by applicable law.

                       (f)         In the event the Employee has provided notice to the Company of his intent to terminate or not renew this Agreement pursuant to Section 2 or the Company has provided written notice to the Employee of its intent not to renew this Agreement pursuant to Section 2:

            (i)         Salary and Benefits. The salary and other benefits to which the Employee would have otherwise been entitled shall continue through the remainder of the period of notice specified by Section 2, provided that the Employee is otherwise in compliance with the terms of this Agreement, unless (x) the Employee subsequently terminates his employment or the Company terminates the Employee’s employment for Cause, (y) the Employee is entitled to the Severance Payment provided in Section 14(a) pursuant to the provisions of Section 14(f)(ii), or (z) the Employee is entitled to the Severance Payment provided in Section 14(b).

            (ii)        Section 14(a) Benefit.  The Employee shall be entitled to the extraordinary payment provided in Section 14(a) (unless the Employee is otherwise entitled to the Severance Payment provided by Section 14(b)) in the event that, subsequent to such notice, (x) the Employee is terminated without Cause by the Company, or (y) the Employee’s employment terminates due to death or Permanent Disability.

            (iii)        Section 14(b) Benefit.  The Employee shall have no rights under Section 14(b); provided, however, that if Company and a third party have executed a commitment letter or agreement under which a Change of Control is to occur and such agreement was entered into prior to the Company having provided notice to the Employee of its intent not to renew pursuant to Section 2, then the Employee shall be entitled to the extraordinary payment provided in Section 14(b), if that Change of Control in fact occurs.

                       (g)         In the event the Employee is entitled hereunder to any payments or benefits set forth in Section 14(a) or (b), the Employee shall have no obligation to notify Company of employment subsequent to the Employee’s termination or to offset Company’s obligation by payments due to such employment and shall have no duty to mitigate.

                       (h)         The provisions for Severance Payments contained in this Section 14 may be triggered only once during the term of this Agreement, so that, for example, should the Employee be terminated because of a Permanent Disability and should there thereafter be a Change of Control, then the Employee would be entitled to be paid only under Section 14(a) and not under Section 14(b) as well.  In addition, the Employee shall not be entitled to receive severance benefits of any kind from any wholly owned subsidiary or other affiliated entity of the Company if in connection with the same event of series of events the Severance Payments provided for in this Section 14 have been triggered.

                       (i)         Excise Tax Payments:

            (i)         In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code), to the Employee or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Employee’s failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (ii)        An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by an accounting firm selected by the Company and reasonably acceptable to the Employee which is designated as one of the four largest accounting firms in the United States (the “Accounting Firm”).  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Employee within five days of the Termination Date if applicable, or such other time as requested by the Company or by the Employee (provided the Employee reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Employee with respect to a Payment or Payments, it shall furnish the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to any such Payment or Payments.  Within ten days of the delivery of the Determination to the Employee, the Employee shall have the rights to dispute the Determination (the “Dispute”).  The Gross-Up Payment, if any, as determined pursuant to this Section 14(i)(ii) shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm’s determination.  The existence of the Dispute shall not in any way affect the Employee’s right to receive the Gross-Up Payment in accordance with the Determination.  Upon the final resolution of a Dispute, the Company shall promptly pay to the Employee any additional amount required by such resolution.  If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Employee.

                       (j)         Company agrees to take reasonable steps to ensure that in the event Company has an obligation to perform under Section 14(b), Company shall have the financial ability to do so.

          15.        Consulting Services.  If the Employee’s full-time employment by the Company pursuant to this Agreement is terminated for any reason, except for termination by reason of death, Permanent Disability, for Cause, or by voluntary resignation by the Employee and Section 14(b) is inapplicable, the Employee may elect to provide consulting services to the Company as a part-time employee for a period of up to 120 months following notice to the Company of the Employee’s election to provide such services.  Any election to provide such services must be given to the Company within 90 days after the Date of Termination.  If the Employee elects to provide such services, the Company shall pay the Employee no less frequently than monthly at an annual rate equal to 70% of Employee’s Base Salary (defined in Section 12(c) above) (such payment shall be in addition to, and not in lieu of, any amounts paid or payable to the Employee pursuant to Section 14 by reason of the termination of his employment).  Employee shall provide not less than 60 hours of consulting services per month.  While providing consulting services to the Company pursuant to this Section 15, the Employee and his dependents shall be entitled to participate in the Company’s life, medical and dental insurance benefits that the Company has adopted or may adopt for the benefit of its executive officers under the terms and conditions of such insurance coverage.  If the Employee and his dependents are not eligible to participate in such benefits pursuant to the terms of coverage, the Company will seek to obtain substantially similar individual coverage.  The Company shall reimburse the Employee for his reasonable business expenses incurred while providing such consulting services in accordance with Section 9 of this Agreement and shall provide appropriate office space and secretarial support.  The Company acknowledges that while the Employee is providing consulting services pursuant to this Section 15, he will be an “Eligible Individual” under the Company’s 2001 Omnibus Stock Incentive Plan as currently in effect.  The Employee agrees to be bound by the provisions of Section 20 during the time the Employee provides such services (and thereafter in the case of Section 20(a)).  The consulting services and the Company’s obligations under this Section 15 shall terminate automatically upon the Employee’s death or Permanent Disability and may be terminated by the Company for Cause or by the Employee for any reason.  The Date of Termination shall be determined in accordance with Section 13(e) of this Agreement.  Within 30 days of such termination, the Company shall pay to the Employee all accrued but unpaid consulting fees and unpaid expense reimbursements.  Except as set forth in this Section 15, the Employee shall not be entitled to any severance or other benefits compensation set forth in this Agreement with respect to any termination of consulting services.

          16.        Founder’s Retirement Benefit.

                       (a)        In addition to all amounts otherwise payable under this Agreement, the Company shall pay the Employee an annual retirement benefit (“Founder’s Retirement Benefit”) each year during his lifetime and ceasing upon his death, payable in equal monthly installments calculated in accordance with Section 16(b), provided that the Employee satisfies the requirements of Section 16(c), and subject to the conditions specified in Section 16(d).

                       (b)        The amount payable annually as the Founder’s Retirement Benefit shall equal a percentage of the Employee’s Base Salary (defined in Section 12(c) above) for the period immediately prior to his termination of employment on account of his retirement.  The percentage shall be 20% during the first 10 years following the Date of Termination and thereafter shall be 40% until the Employee’s death.

                       (c)        The Founder’s Retirement Benefit shall not be payable if the Employee’s employment is terminated for Cause or the Employee materially violates any of his duties to the Company prescribed by Section 20.  The Employee shall not be deemed to have materially violated any of his duties to the Company prescribed by Section 20 unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a meeting of such members (after reasonably notice to him and an opportunity for him, together with his counsel, to be heard before such members of the Board), finding that he has materially violated such duties.

                       (d)        Payment of the Founder’s Retirement Benefit shall commence on the first regular Company payroll date occurring after the Date of Termination provided that the Employee’s employment is not terminated for Cause or by reason of his death.  The final monthly payment of the Founder’s Retirement Benefit shall be made for the month in which occurs the Employee’s death.  The Founder’s Retirement Benefit shall be payable from the general, unrestricted assets of the Company, and the Employee shall be an unsecured general creditor of the Company.  The Company’s obligations hereunder are an unfunded, unsecured promise to pay benefits in the future, and the Employee shall have no right or interest in any specific assets of the Company by virtue of this obligation.  No trust shall be construed to have been created by this Section 16, nor shall any fiduciary relationship be construed to exist between the Company and the Employee.  If the Company, in its sole discretion, elects to fund its obligations to pay the Founder’s Retirement Benefit through the purchase of one or more insurance policies, the Employee shall have no rights in such policy or policies, or the proceeds thereof.  The Company shall be the sole owner and beneficiary of said policy or policies, and shall hold all incidents of ownership.  The Founder’s Retirement Benefit is nontransferable, and the Employee shall not assign, transfer, or otherwise encumber any payments made hereunder.  Any attempt to transfer or assign benefits shall be null and void, and shall terminate the Company’s obligations under this Agreement.  The Company shall have the right to deduct and pay over from all Founder’s Retirement Benefit payments hereunder any federal, state, local, or employment taxes which it deems are required by law to be withheld with respect to such payments.

          17.        Fees and Expenses.  The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as they become due as a result of (a) the Employee’s termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or employment), or (b) the Employee seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Employee is or may be entitled to receive benefits.

          18.        No Set Off, Interest.  Except as provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.  All amounts provided herein shall include, in each case, interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of the prime commercial lending rate announced by Bank of America National Trust and Savings Association in effect from time to time during the period of such nonpayment.

          19.        Assignment.

                       (a)        This Agreement is personal to each of the parties hereto.  No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor corporation to the Company.

                       (b)        The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise.

                       (c)        This Agreement shall inure to the benefit of and be enforceable by the Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          20.        (a)        Confidential Information.  During the Term of this Agreement and thereafter, the Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Company.  “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public and that was learned by the Employee in the course of his employment by the Company, including (without limitation) any data, formulae, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and the documents containing such Confidential Information.  The Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage.  Upon the termination of his employment, the Employee will promptly deliver to the Company all documents (and all copies thereof) containing any Confidential Information.

                       (b)        Noncompetition.  The Employee agrees that during the Term of this Agreement, he will not, directly or indirectly, without the prior written consent of the Company, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or any present affiliate of the Company; provided, however, that the “beneficial ownership” by the Employee, either individually or as a member of a “group,” as such terms are used in Regulation 13D of the Exchange Act, of not more than 1% of the voting stock of any publicly held corporation shall not be a violation of this Agreement.  It is further expressly agreed that the Company will or would suffer irreparable injury if the Employee were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Employee further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Employee from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

                       (c)        Right to Company Materials.  The Employee agrees that all styles, designs, recipes, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to the Employee, shall be and shall remain the property of the Company.  Upon the termination of his employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and the Employee shall not make or retain any copies thereof.

                       (d)        Antisolicitation.  The Employee promises and agrees that during the Term of this Agreement, and for a period of one year thereafter, he will not influence or attempt to influence customers, franchisees, landlords, or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

          21.        Deferred Compensation.  The parties agree that this Agreement is intended to meet, and to operate in accordance with, in all material respects the requirements of paragraphs (2), (3), and (4) of Section 409A(a) of the Code, and any guidance from the Department of Treasury or Internal Revenue Service thereunder.  In the event either party after consultation with its or his tax adviser reasonably determines that any item payable by the Company to the Employee pursuant to this Agreement that is not subject to a substantial risk of forfeiture would not meet, or is reasonably likely not to meet, the requirements of paragraphs (2), (3) and (4) of Section 409A, such party shall notify the other in writing.  Any such notice shall specify in reasonable detail the basis and reasons for such party’s determination.  The parties agree to negotiate in good faith the terms and conditions of an amendment to this Agreement to avoid the inclusion of such item in a tax year before the Employee’s actual receipt of such item of income.  Provided, however, nothing in this Section 21 shall be construed or interpreted to require the Company to increase any amounts payable to the Employee pursuant to this Agreement or to consent to any amendment that would materially and adversely change the Company’s financial accounting or tax treatment of the payments to the Employee under this Agreement.  Any item payable under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or commence payment before the later of (a) six months after the date of the Employee’s ‘separation from service’ (within the meaning of Section 409A), and (b) the payment date or commencement date specified in this Agreement for such item.

          22.        Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

Company:	The Cheesecake Factory Incorporated
26950 Agoura Road
Calabasas Hills, California 91301

with a copy to: the Secretary of the Company;

Employee:	David M. Overton26950
Agoura Road
Calabasas Hills, California 91301

          23.        Amendments or Additions.  No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

          24.        Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

          25.        Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          26.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

          27.        Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Los Angeles, California, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

          28.        Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.  All references to sections of the Exchange Act or the Code and any rules or regulations thereunder shall be deemed also to refer to any successor provisions to such sections.  All references to the Compensation Committee shall be deemed also to refer to any committee of the Board however designated that performs similar functions.

                       Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The provisions of this Agreement that may be reasonably interpreted as surviving termination of this Agreement, including Sections 13(k), 14, 16, 17, 20 and 27, shall continue in effect after termination of this Agreement.

                       IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

COMPANY:

THE CHEESECAKE FACTORY INCORPORATED,
a Delaware corporation

By:	___________________________________

___________________________________

Title:	___________________________________

EMPLOYEE:

By:	___________________________________

DAVID OVERTON